Exhibit 4.9
DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

General
These summaries are not intended to be a complete discussion of the rights of Company securities holders and are qualified in their entirety by reference to the Delaware General Corporation Law (the “DGCL”) and the various documents of the Company that are referred to in the summaries, as well as reference to the Second Amended and Restated Charter and Amended and Restated Bylaws.
Authorized Capital Stock
The Second Amended and Restated Charter authorizes the issuance of up to 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock. On March 11, 2022, the Board of Directors (the “Board”) approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Company’s Class A common stock (the “Common Stock”) by 1,000,000,000 to a total of 1,400,000,000 (the “Certificate of Incorporation Amendment”) and directed that the Certificate of Incorporation Amendment be submitted for consideration by the stockholders of the Corporation. AMC, Eric Sprott, and Mudrick Distressed Opportunity Fund Global LP and its affiliate, Blackwell Partners LLC – Series A, Boston Patriot Batterymarch ST LLC, Mudrick Distressed Opportunity Drawdown Fund, L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mercer QIF Fund PLC, Mudrick Distressed Opportunity Drawdown Fund II SC, L.P., and Boston Patriot Newbury ST LLC, who collectively constitute the holders of a majority of the Common Stock, approved the Certificate of Incorporation Amendment by written consent dated March 15, 2022. The Certificate of Incorporation Amendment will not become effective until at least April 22, 2022, 20 days after April 1, 2022, the date the Company expects to distribut an Information Statement on Schedule 14C to the stockholders of the Company.
Class A Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Charter, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock will at all times vote together as one class on all matters submitted to a vote of the Company’s common stockholders under the Second Amended and Restated Charter.
Dividends
Subject to the rights, if any, of holders of any outstanding shares of preferred stock, the Second Amended and Restated Charter provides that holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of legally available funds and shall share equally on a per share basis in such dividends and distributions.
Election of Directors
The Second Amended and Restated Charter and the Company’s Amended and Restated Bylaws provide that the Board will be elected at each annual meeting of stockholders. The term of all directors shall be for one year and will expire at the next annual meeting of stockholders or until their respective successors are duly elected and qualified. With the approval of the stockholders at the special meeting of the stockholders on May 29, 2020, the Board was declassified. Under the Second Amended and Restated Charter, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by the holders of Common Stock.

Liquidation Preference
The Second Amended and Restated Charter provides that in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of creditors and the holders of the preferred stock have been satisfied.
Business Combinations
The Second Amended and Restated Charter provides that the Company will not be governed by Section 203 of the DGCL and includes a provision that is substantially similar to Section 203 of the DGCL, but excludes the investment funds affiliated with Mudrick Capital Acquisition Holdings LLC and their respective successors and affiliates and the investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and their respective successors and affiliates from the definition of “interested stockholder.”
Pre-emption Rights
The holders of the Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.
Removal of Directors; Vacancies on the Board of Directors
The Second Amended and Restated Charter and the Company’s Amended and Restated Bylaws provide that, subject to the rights of the holders of any series of the Company preferred stock, directors may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares then entitled to vote at an election of directors. Furthermore, subject to the rights of the holders of any series of the Company preferred stock, any vacancy on the Company’s Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of the Company’s directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.
Corporate Opportunity
The Second Amended and Restated Charter provides that, to the extent allowed by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to the Company or any of its officers or directors in circumstances where the application of such corporate opportunity doctrine would conflict with any fiduciary duties or contractual obligations they may have. Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and the investment funds affiliated with them, including their respective partners, principals, directors, officers, members, managers, equity holders and/or employees (including any of the foregoing who serve as officers or directors of the Company) do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries, except as may otherwise be provided in separate agreement between such person or entity and the Company.
Amendment of Certificate of Incorporation or Bylaws
As required by the DGCL, any amendment of the Second Amended and Restated Charter must first be approved by a majority of the directors then in office and, if required by law or the Second Amended and Restated Charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.
The Company’s Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the Company directors then in office, and may also be amended, altered or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.
Our Common Stock is traded on the Nasdaq Capital Market under the symbol “HYMC.”

Warrants
Public Warrants
Each public warrant of the Company issued in the initial public offering consummated on February 12, 2018 entitles the registered holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Recapitalization Transaction. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Common Stock. The public warrants will expire five years after the completion of the Recapitalization Transaction, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company is not obligated to deliver any shares of its Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable, and the Company will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the shares of Common Stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any public warrant.
Once the public warrants become exercisable, the Company may call the public warrants for redemption:
◦in whole and not in part;
◦at a price of $0.01 per public warrant;
◦upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and
◦if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date the Company sends the notice of redemption to the public warrant holders.
If and when the public warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and the Company issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 per share warrant exercise price after the redemption notice is issued.
If the Company calls the public warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of public warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its public warrants. If the Board takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption.
A holder of a public warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the public warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a stock split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in outstanding Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for the Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such Common Stock (or other shares of our share capital into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the Company’s assets or other property as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (the “Warrant Agreement”) based on the Black-Scholes value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.
The public warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants, including any modification or amendment to increase the exercise price or shorten the exercise period.
The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their public warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the public warrant holder.
The public warrants are traded on the Nasdaq Capital Market under the symbol “HYMCW.”
Assumed Warrants of Hycroft Mining Corporation
Stockholders of the predecessor of Hycroft Mining Corporation (the “Seller”) received warrants pursuant to the warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A., collectively as initial warrant agent with such warrant agreement being assumed by the Company and Continental Stock Transfer & Trust Company, LLC as the successor warrant agent (the “Seller Warrant Agreement”). The Seller warrants have a 7-year term. Seller and the Company elected to treat the Recapitalization Transaction as if it constituted a Fundamental Change under the Seller Warrant Agreement and each Seller warrant outstanding and unexercised immediately prior to the effective time is now exercisable to purchase shares of Common Stock.
The initial number of shares of Seller’s common stock issuable upon exercise of the Seller warrants was determined by the bankruptcy court pursuant to Seller’s predecessor’s plan of reorganization. Pursuant to the Seller Warrant Agreement, the number of shares of Seller’s common stock for which a Seller warrant is exercisable, and the exercise price per share, are subject to adjustment from time to time upon the occurrence of certain events, including (i) any issuance of a dividend on Seller’s common stock, payable in cash or additional shares of Seller’s common stock, (ii) any subdivision, split, reclassification or recapitalization of outstanding Seller’s common stock into a greater number of shares, or (iii) any combination, reclassification or recapitalization of outstanding Seller’s common stock into a smaller number of shares. As set forth in the Seller Warrant Agreement, the exercise price of the Seller warrants on any exercise date will be equal to the product of (x) the amount obtained by dividing (A) Seller’s adjusted equity value, as defined in the Seller Warrant Agreement, as of such exercise date by (B) the total share number, as defined in the Seller Warrant Agreement, as of such date multiplied by (y) the cheap stock factor, as defined in the Seller Warrant Agreement, as of such date. Additionally, in the case of any reclassification or capital reorganization of Seller’s capital stock, the holder of each Seller warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Seller warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Seller warrant had been exercised. As of January 19, 2021, the exercise price of each Seller warrant was adjusted to equal to $40.31 per share and each Seller warrant is exercisable into approximately 0.28055 shares of Common Stock.
Under certain circumstances, such as a liquidity event, as defined in the Seller Warrant Agreement, the Seller warrants may be exercised on a cashless basis to the extent that, as of the exercise date, the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock exceeds the exercise price, which cashless exercise would reduce the number of shares of Common Stock issuable. In the event of a liquidity event in which the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock, as of the exercise date, exceeds the exercise price, no cashless exercise would be available. If any exercise of a Seller warrant would result in a fraction of a share of Common Stock, in lieu of issuing such fractional share, the Company may elect to make a cash payment in respect of such fractional share, in an amount equal to the product of such fraction multiplied by the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock, as of the exercise date.
In addition, if the Company issues (or, as provided in the Seller Warrant Agreement, is deemed to issue), after the effective date of the Seller warrants, any additional shares, as defined in the Seller Warrant Agreement, of Common Stock, without consideration or for consideration per share less than the fair market value of Common Stock immediately prior to such issuance or, if such additional shares are issued (or deemed to be issued) to any restricted person, as defined in the Seller Warrant Agreement, then the cheap stock factor, as defined in the Seller Warrant Agreement, shall be reduced, thereby increasing the number of shares of Common Stock for which a Seller warrant is exercisable and reducing the per share exercise price of the Seller warrants.
Pursuant to the Seller Warrant Agreement, holders of Seller warrants are not entitled to any of the rights of a stockholder or a holder of any other securities of the Company. Holders of Seller warrants have no right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company (including appraisal rights, dissenters rights, subscription rights or otherwise), or be deemed the holder of capital stock of the Company.
Pursuant to the Seller Warrant Agreement, if the Company issues or sells equity securities to any person who was a stockholder of Seller’s predecessor on the effective date of the Seller warrants for consideration per share that is greater than the then exercise price of the Seller warrants, then each registered holder (or in the case of Seller warrants evidenced by global warrant certificates, each beneficial holder) that is an accredited investor would have the right for a period of 20 days after the Company delivers notice of such issuance or sale to such eligible holder, to participate in such issuance or sale on a pro rata basis (based on such eligible holder’s percentage ownership of shares of Common Stock) and all other outstanding options, warrants, or convertible securities that also have a pro rata right to participate in such issuance or sale.
Following the Recapitalization Transaction, eligible holders are not entitled to participate in any of the following exempted issuances: (i) issuances of equity securities in connection with the refinancing or repayment of any indebtedness or debt securities of the Company or any of its subsidiaries, (ii) issuances of equity securities to employees, directors, consultants and other service providers pursuant to an equity compensation plan approved by the Board, (iii) issuances of equity securities by means of a pro rata distribution to all holders of Common Stock, (iv) issuances of equity securities in a public offering, and (v) issuances of equity securities upon exercise, conversion or exchange of any equity securities that were issued in any issuance described in any of the foregoing exempted issuances. If any holder of shares of Common Stock is granted piggy-back registration rights, the holders of Common Stock issued upon exercise of the Seller warrants would also be granted piggyback registration rights on substantially the same terms as such other holder.
Pursuant to the Seller Warrant Agreement, in the event of a merger of the Company into, or a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other person, or any merger of another person into the Company, in each case, in which the previously outstanding shares of Common Stock are cancelled, reclassified or converted or changed into or exchanged for securities of the Company and/or other property (including cash), and such transaction is not a liquidity event, as defined in the Seller Warrant Agreement, the holder of each Seller warrant would have the right upon any subsequent exercise (and payment of the applicable exercise price) to receive (out of legally available funds) the kind and amount of stock, other securities, cash and assets that such holder would have received if such Seller warrant had been exercised immediately prior to such transaction.
Pursuant to the Seller Warrant Agreement, if the Company shall be a party to or otherwise engage in any transaction or series of related transactions constituting (x) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other person, or (y) any merger of another person into the Company in which, in the case of clause (x) or clause (y), the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing; and (ii) such transaction or series of related transactions is not a liquidity event (as defined in the Seller Warrant Agreement) (any such transaction or series of related transactions, is referred to as a “Fundamental Change” under the Seller Warrant Agreement), the holder of each Seller warrant outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent exercise (and payment of the applicable exercise price) to receive the kind and amount of stock, other securities, cash and assets that such holder of a Seller warrant would have received if such Seller warrant had been exercised pursuant to the terms provided in the Seller Warrant Agreement immediately prior to such Fundamental Change (assuming such holder of a Seller warrant failed to exercise his, her or its rights of election, if any, as to the kind or amount of stock, securities, cash or other property receivable upon such Fundamental Change); provided, however, that the amount of such stock, other securities, cash and assets that would be received upon exercise of a Seller warrant following the consummation of such Fundamental Change shall be calculated on the applicable exercise date in a manner consistent with, and on terms as nearly as equivalent as practicable to, the provisions of the Seller Warrant Agreement regarding (i) the number of securities into which the Seller warrant shall be exercisable and (ii) the exercise price for the purchase of such securities under the Seller warrant, with respect to the aggregate consideration received by the Company stockholders in such Fundamental Change. The Seller Warrant Agreement further provides that upon each Fundamental Change, appropriate adjustment shall be deemed to be made, including, without limitation, with respect to the kind and amount of stock, securities, cash or assets thereafter acquirable upon exercise of each Seller warrant, such that the provisions of the Seller Warrant Agreement shall thereafter be applicable, as nearly as possible, to any shares of stock, securities, cash or assets thereafter acquirable upon exercise of each Seller warrant. If the Company is not the surviving or resulting person from such Fundamental Change, the Company may not consummate a Fundamental Change transaction unless the surviving or resulting person assumes, by written instrument substantially similar in form and substance to this Agreement, the obligation to deliver to the holders of Seller warrants such shares of stock, securities, cash or assets which such holder would be entitled to receive upon exercise of each Seller warrant.
The Seller warrants are traded on the Nasdaq Capital Market under the symbol “HYMCZ.”
Warrants Issued in October 2020
In October 2020 the Company issued 8,333,334 units in a public offering, with each unit consisting of one share of our Common Stock, and one warrant to purchase one share of our Common Stock (the “October 2020 Warrants”) The October 2020 Warrants were issued in registered form under the Warrant Agreement dated October 6, 2020 (the “October 2020 Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The October 2020 Warrant Agreement provides that the terms of the October 2020 Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but any change that adversely affects the interests of the registered holders of October 2020 Warrants, including any modification or amendment to increase the October 2020 Warrant price or shorten the exercise period, requires the approval of the registered holder of the October 2020 Warrant.
The initial exercise price of the October 2020 Warrant is $10.50 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.
The October 2020 Warrants are exercisable at any time after the date of issuance, and at any time up to the earlier to occur of (x) the date that is five years from the date of issuance and (y) the date fixed by the Company for redemption if the Company elects to redeem the October 2020 Warrants (as described below), at which time any unexercised October 2020 Warrants will expire and cease to be exercisable. The October 2020 Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of October 2020 Warrants being exercised. The October 2020 Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their October 2020 Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the October 2020 Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the October 2020 Warrants. If, upon exercise of the October 2020 Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the October 2020 Warrant holder.
The Company may call the October 2020 Warrants for redemption:
◦in whole and not in part;
◦at a price of $0.01 per October 2020 Warrant;
◦upon not less than 30 days’ prior written notice of redemption to each October 2020 Warrant holder; and
◦if, and only if, the last reported sale price of the Common Stock equals or exceeds $17.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date the Company sends the notice of redemption to the October 2020 Warrant holders.
If and when the October 2020 Warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and the Company issues a notice of redemption of the October 2020 Warrants, each October 2020 Warrant holder will be entitled to exercise his, her or its October 2020 Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $17.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $10.50 per share warrant exercise price after the redemption notice is issued.
If the Company calls the October 2020 Warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its October 2020 Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their October 2020 Warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of October 2020 Warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its October 2020 Warrants. If the Company’s Board takes advantage of this option, all holders of October 2020 Warrants would pay the exercise price by surrendering their October 2020 Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the October 2020 Warrants, multiplied by the difference between the exercise price of the October 2020 Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of October 2020 Warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the October 2020 Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a October 2020 Warrant redemption.
If the Common Stock is at the time of any exercise of a October 2020 Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of the October 2020 Warrants who exercise the October 2020 Warrants to exercise such October 2020 Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in the October 2020 Warrant Agreement and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the October 2020 Warrants, notwithstanding anything in the October 2020 Warrant Agreement to the contrary.
In case of any reclassification or reorganization of the outstanding shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the Company’s assets or other property as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the October 2020 Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the October 2020 Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the October 2020 Warrants would have received if such holder had exercised his, her or its October 2020 Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the October 2020 Warrant properly exercises the New Warrant within 30 days following public disclosure of such transaction, the October 2020 Warrant exercise price will be reduced as specified in the New Warrant Agreement based on the Black-Scholes value (as defined in the October 2020 Warrant Agreement) of the October 2020 Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the October 2020 Warrants when an extraordinary transaction occurs during the exercise period of the October 2020 Warrants pursuant to which the holders of the October 2020 Warrants otherwise do not receive the full potential value of the October 2020 Warrants.
The October 2020 Warrants are traded on the Nasdaq Capital Market under the symbol “HYMCL.”